UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 3, 2011

Q Lotus Holdings, Inc.
(Exact name of registrant as specified in its charter)

        Nevada                                                             000-52595                                                          14-1961383
(State or other jurisdiction of                                                            (Commission                                                       (I.R.S. Employer
incorporation or organization)                   File Number)                                                                                                         Identification Number)

500 North Dearborn Street, Suite 605, Chicago, IL 60654
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code:  (312) 379-1800
_________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)           On January 3, 2011, more than ten days after an Information Statement on Schedule 14F-1 was filed with the Securities and Exchange Commission and mailed to all the holders of record of our common stock, in compliance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, the Company’s existing Board of Directors increased the size of the Board from one to seven members and elected Robert D. Horner, Robert H. Daskal, Daniel Kurzweil, Steven Greenberg, Brian Ulione and Robert H. Brennan as new directors to fill the vacancies created thereby, each to serve until the next annual meeting of shareholders or until his respective successor is duly elected and qualified or his earlier death, resignation or removal.

The principal occupation and business experience during the past five years for the new directors are as follows:

Robert D. Horner has 38 years of accomplishments in a wide range of senior financial management and real estate development roles.  For the past 15 years he has served as a principal and co-owner of Winthrop Properties (a residential development company he founded), and as a principal and sole owner of RD Horner & Associates (a residential development company he founded), both in Evanston, IL.  Mr. Horner’s corporate experience includes positions as CEO and Chairman of Citicorp Mortgage, CEO and Chairman of Sears Mortgage Corporation, Illinois Division President, Mortgage Division Head and Corporate CFO for Pulte Homes.  Mr. Horner earned a BBA from Northwestern University in 1971 and a MBA from New York University in 1974.

Robert H. Daskal has served in a number of positions with National Holdings Corporation, a publicly held financial holdings company, in Chicago, IL, since 1987, including CFO (until July 2008) and Vice President-Finance.  Prior to that Mr. Daskal served as the Executive VP, CFO, and a Member of the Board of Directors for two publicly held companies with a focus on home building:  Inco Homes Corporation, with activities primarily in Southern California, and UDC Homes, Inc., with activities in several of the sunbelt states in North America.  Mr. Daskal was formerly a Partner at Arthur Andersen & Co. in Chicago, IL, where he worked for 15 years.  Mr. Daskal earned a BBA from the University of Michigan in 1962 and a JD from the University of Michigan Law School in 1965.

Daniel Kurzweil has been an independent Employee Benefits Advisor since October 2009.  Prior to that Mr. Kurzweil was the Administrator for Eagles of Hope from January 2005 to December 2009.  Mr. Kurzweil was also the General Manager and Partner for M&S Inc (Field of Dreams) from October 2004 to June 2007.  Mr. Kurzweil was also a Financial Advisor with Morgan Stanley from August 2003 to April 2006.

Steven Greenberg is a member of the Chicago Mercantile Exchange, the Chicago Board of Trade, the Minneapolis Grain Exchange, and the Kansas City Board of Trade.  Mr. Greenberg was a founder, Chairman, President, and CEO of Alaron Trading Corporation, a Chicago based global futures and options brokerage, where he has gained significant experience in a highly regulated industry, including financial reporting, employee relations and corporate governance.  Mr. Greenberg has been associated with Alaron Trading since 1989, including while the company was the subject of an involuntary bankruptcy action, which was dismissed in 2010.  He is the author of Single Stock Futures and supports a number of civic initiatives including The Gastro-Intestinal Research Foundation of the University of Chicago, The Weizmann Institute of Science, and the Boston University Alumni Council.   Mr. Greenberg earned his BA from Boston University in 1989 and MBA from the University of Chicago in 2006.

Brian Ulione is currently a Principal with Business Transition Specialists (BTS) in St. Louis, MO, a position he has held since 2009.  Additionally, Mr. Ulione serves as President for Consultants Unlimited (which he founded in 1999) where he provides consultation services primarily to the real estate, hospitality, sports industries.  Prior to that, Mr. Ulione worked with the Rouse Company on several mixed-use developments throughout the country.  He has more than 25 years of experience in the sales, management, and business development side of professional sports, entertainment, racing, and gaming businesses.  He has served on many charitable and community boards of directors and is currently a Director of The Boys Club of St. Louis.  Mr. Ulione earned his BA from Rutgers College in 1976.

Robert H. Brennan has been a senior investment advisor with CB Richard Ellis Group, Inc. since 1987.  Mr. Brennan has over 23 years experience in commercial real estate specializing in the placement of sale leaseback equity investment offerings as well as single-tenant net leased properties throughout North America.  In 2001 he co-founded the National Sale Leaseback Group of CBRE.  Mr. Brennan has completed investment transactions totaling over $2 billion in gross consideration during his career.  Mr. Brennan also serves as an independent director and Chairman of the audit committee for Oromin Explorations – a publicly traded mineral exploration company based in Vancouver, British Columbia which trades on the Toronto Stock Exchange under the symbol "OLE".  Mr. Brennan earned his BBA from Loyola University in 1983.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q LOTUS HOLDINGS, INC.
                                                                                     (Registrant)

Date:  January 7, 2011                                                                           By: /S/ MARCKENSIE THERESIAS
      Marckensie Theresias
      Chief Executive Officer and President